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                                                                    EXHIBIT 99.1

                                                           Contact: Ron Drapeau
                                                                    Larry Dorman
                                                                    760-931-1771

                CALLAWAY GOLF ANNOUNCES RESIGNATION OF CHUCK YASH

        CARLSBAD, CA., June 6, 2001 -- Callaway Golf Company (NYSE:ELY) today announced the resignation of Chuck Yash from its board of directors and as senior executive vice president, effective May 31, 2001. Mr. Yash joined the Company in 1996 to head Callaway Golf's expansion into the golf ball business and since November of 2000 has guided the Company's "Grow the Game" initiative. Mr. Yash will pursue other interests.

        "When Chuck was named to direct our entry into the golf ball business in 1996, he was asked to build from scratch a new product, a new team and a new golf ball manufacturing plant -- all of which he accomplished," said Ely Callaway, founder and chairman of Callaway Golf. "He then helped to lay the foundation for the development of our initiative to explore new avenues to grow the game of golf. Chuck accomplished a great deal and he did so with great enthusiasm and he earned my respect for the job he did at Callaway Golf. I wish him the best in the future."

        Ron Drapeau, president and CEO, stated, "We appreciate the many contributions that Chuck has made to the Company. Now that Chuck has decided to seek new challenges at a high level outside Callaway Golf, we are sure he will succeed in his new endeavors and we wish him well."

        The Company said that the "Grow the Game" initiative that was started by Mr. Callaway and overseen by Mr. Yash remains a priority. Mr. Drapeau said that he will announce a successor to Mr. Yash in that role soon.

        "I have thoroughly enjoyed my time at Callaway Golf," Mr. Yash said. "It is a great company and I have truly benefited from my close association with Ely and all Callaway Golf employees. It has been a great run, and now I look forward to other new and exciting challenges."

Callaway Golf Company makes and sells Big Bertha(R) Metal Woods and Irons, including Big Bertha ERC(R) II Forged Titanium Drivers, Big Bertha Hawk Eye(R) VFT(TM) and Big Bertha Hawk Eye VFT Pro Series Titanium Drivers and Fairway Woods, Big Bertha Steelhead Plus(TM) Stainless Steel Drivers and Fairway Woods, Hawk Eye Tungsten Injected(TM) Titanium Irons, Steelhead(TM) X-14(R) and Steelhead X-14 Pro Series Stainless Steel Irons. Callaway Golf Company also makes and sells Odyssey(R) Putters, including White Hot(R), TriHot(TM), and Dual Force(R) Putters. Callaway Golf Company makes and sells the Callaway Golf(R) "Rule 35"(R) Firmfeel(TM) and Softfeel(TM) golf balls, and the CB1(TM) Red and CB1 Blue golf balls. For more information about Callaway Golf Company, please visit our Web sites at www.callawaygolf.com and www.odysseygolf.com.